Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of LifeMD, Inc. (the “Company”) on Forms S-1 (File Nos. 333-255586 and 333-250985), Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (File No. 333-255586), Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (File No. 333-250985) and Form S-3 (File Nos. 333-256911 and 333-258143) of LifeMD, Inc. of our report dated March 22, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of LifeMD, Inc. as of December 31, 2022 and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of LifeMD, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp
Marlton, New Jersey
March 22, 2023